Exhibit 3.3
The first State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “TECHNOLOGY VISIONS GROUP, INC. ”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF AUGUST, A-D. 2005, AT 5 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.
     AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE NINETEENTH DAY OF AUGUST, A.D. 2005, AT 5 O’CLOCK P.M.

Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 4103127 DATE: 08-19-05

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:59 AM 08/19/2005
FILED 05:00 PM 08/19/2005
SRV 050685512 – 2060538 FILE
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE INCORPORATION
OF
TECHNOLOGY VISIONS GROUP, INC.
     Technology Visions Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certificates as follows:
     A. Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the Certificate of Amendment to the Restated Certificate of Incorporation amends the provisions of the Restated Certificate of Incorporation of the corporation as amended to date.
     B. This Certificate of Amendment to the Restated Certificate of Incorporation has been duly approved by the Board of Directors of the corporation in accordance with Section 242 of the DGCL.
     C. This Certificate of Amendment to the Restated Certificate of Incorporation has been duly approved by the written content of the stockholders of the corporation in accordance with Sections 228, and 242 of the DGCL.
     D. The Restated Certificate of Incorporation is hereby amended as follows:
The first of Article FOURTH is here by deleted and replaced in its entirety with the following new sentence:
“The total number of share of Common Stock which the corporation shall have authority to issue is: Five Hundred Million (500,000,000) shares with a per value of $.001 per share.
     E. The Certificate of, Incorporation is further amended by adding the following any sentences to ARTICLE FOURTH following the first paragraph of ARTICLE FOURTH:
          “The share of Common Stock of the corporation issued and outstanding as of the date hereof are hereby combined as a reverse stock spills by [ILLEGIBLE] each twelve (12) shares of Common Stock is to one (1) share of Common Stock with a par value of $.001 per share. Any financial share numbers resulting from the foregoing combination shall be rounded up to the nearest whole share number.”

     IN WITNESS WHEREOF, Technology Visions Group, Inc, has caused this Certificate of Amendment to Restated Certificate of Incorporation to be signed by the President and Chief Executive Officer of the corporation on this 18th day of August 2005. The [ILLEGIBLE] time of this Certificate of Amendment shall be August 19, 2005, 5:00 pm EDT.

By:	/s/ James B. Lahey

James B. Lahey
President and Chief Executive Officers